Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:45 AM 06/04/2013
FILED 11:45 AM 06/04/2013
SRV 130742532 - 4884904 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Primco Management Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The total authorized capital which the Corporation shall have authority to issue is Two Billion (2,000,000,000) shares, divided into classes designated as follows: (1) One Billion, Nine Hundred Ninety Million (1,990,000,000) common shares, $0.00001 par value, and Ten Million (10,000,000) preferred shares, $0.00001 par value.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment will have an effective date of June 30, 2013.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of May, 2013.

By:	/s/ David Michery
Authorized Officer
Title: Chief Executive Officer
Name: David Michery

PAGE 1	SECRETARY OF STATE DIVISION OF CORPORATIONS P.O. BOX 898 DOVER, DELAWARE 19903	130742532

9969913 PRIMCO MANAGEMENT INC 1875 CENTURY PARK EAST 6TH FLOOR SUITE 73 CENTURY CITY CA 90067 ATTN: D. MICHERY	06-14-2013

DESCRIPTION	AMOUNT

PRIMCO MANAGEMENT INC.
4884904 0240S Amendment; Stock
Stock Amendment Fee	30.00
Receiving/Indexing	115.00
Data Entry Fee	5.00
Court Municipality Fee, Wilm.	20.00
Surcharge Assessment-New Castle	6.00
Page Assessment-New Castle Count	18.00

FILING TOTAL	194.00

TOTAL PAYMENTS	194.00

SERVICE REQUEST BALANCE	.00